                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  ----------

                                 SCHEDULE 13G
                                (RULE 13d-102)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)



                                 RAZORFISH, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      CLASS A COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  755236 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                               [ ] Rule 13d-1(b)

                               [ ] Rule 13d-1(c)

                               [X] Rule 13d-1(d)
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CUSIP No. 755236 10 6             SCHEDULE 13G                 Page 2 of 5 Pages

1.     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       SUNDAR SUBRAMANIAM
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
                  5.  SOLE VOTING POWER

                      4,114,271
 NUMBER OF        -----------------------------------------------------
   SHARES         6.  SHARED VOTING POWER
BENEFICIALLY
 OWNED BY             0
    EACH          -----------------------------------------------------
 REPORTING        7.  SOLE DISPOSITIVE POWER
   PERSON
    WITH              4,114,271
                  -----------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,114,271
--------------------------------------------------------------------------------
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CUSIP No. 755236 10 6             SCHEDULE 13G                 Page 3 of 5 Pages

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.3%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

ITEM 1.

    (A)    NAME OF ISSUER:  RAZORFISH, INC.

    (B)    ADDRESS:  107 GRAND STREET, 3RD FLOOR
                     NEW YORK, NEW YORK  10013

ITEM 2.

    (A)    NAME OF PERSON FILING: SUNDAR SUBRAMANIAM

    (B)    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

           219 VASSAR STREET
           CAMBRIDGE, MASSACHUSETTS  02139

    (C)    MR. SUBRAMANIAM IS A CITIZEN OF THE USA.

    (D)    CLASS A COMMON STOCK, $.01 PAR VALUE

    (E)    CUSIP NUMBER: 755236 10 6

ITEM 3. THIS STATEMENT IS NOT BEING FILED PURSUANT TO RULE 13d-1(b), 13d-2(b) OR 13d-2(c).
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CUSIP No. 755236 10 6             SCHEDULE 13G                 Page 4 of 5 Pages

ITEM 4.

    (A) FOR THE YEAR ENDED DECEMBER 31, 1999, THE AGGREGATE NUMBER OF SHARES OF THE ISSUER'S CLASS A COMMON STOCK BENEFICIALLY OWNED BY MR. SUBRAMANIAM WAS 4,114,271 SHARES.

    (B)    PERCENT OF CLASS: 9.3% BASED UPON 44,405,027 SHARES OUTSTANDING

    (C) INCLUDED IN THE 4,114,271 SHARES OF CLASS A COMMON STOCK BENEFICIALLY OWNED BY MR. SUBRAMANIAM ARE 0 SHARES ISSUABLE UPON THE EXERCISE OF OUTSTANDING STOCK OPTIONS PRESENTLY EXERCISABLE OR EXERCISABLE WITHIN SIXTY (60) DAYS AFTER DECEMBER 31, 1999.

ITEM 5.

        NOT APPLICABLE

ITEM 6.

        NOT APPLICABLE

ITEM 7.

        NOT APPLICABLE

ITEM 8.

        NOT APPLICABLE

ITEM 9.

        NOT APPLICABLE

ITEM 10.

        NOT APPLICABLE
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CUSIP No. 755236 10 6             SCHEDULE 13G                 Page 5 of 5 Pages

                                   SIGNATURE

  AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED: FEBRUARY 14, 2000

/s/ SUNDAR SUBRAMANIAM
----------------------
SUNDAR SUBRAMANIAM